As filed with the Securities and Exchange Commission on January 15, 2020

Registration Statement No. 333-220428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form F-4 on

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESTRE AMBIENTAL, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands (Jurisdiction of Incorporation or Organization)	4953 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

4509, Avenida Brigadeiro Faria Lima, 8th Floor

Vila Olímpia

São Paulo 04538-133—SP

Brazil

55 11 2124 3100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19715

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Mathias von Bernuth, Esq .

Skadden, Arps, Slate, Meagher & Flom LLP

Avenida Brigadeiro Faria Lima, 3311, 7th Floor

São Paulo, Brazil 04538-133

Tel: 55-11-3708-1820

Fax: 55-11-3708-1845

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 2 to Form F-4 on Form-1 Registration Statement (Registration No. 333-220428) is being filed to deregister all of the ordinary shares underlying the public warrants that were registered but unsold under the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.  ☐

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This post-effective amendment no. 2 (as may be amended after the date hereof, the “Post-Effective Amendment No. 2”) is filed with the Securities and Exchange Commission (the “Commission”) by Estre Ambiental, Inc. (the “Registrant”) and amends the registration statement initially filed with the Commission on Form F-4 (File No. 333-220428) on September 12, 2017, which was declared effective by the Commission on December 8, 2017 (the “F-4 Registration Statement”). The F-4 Registration Statement was amended by a post-effective amendment no. 1 on Form F-1 filed with the Commission on July 12, 2018 (the “Post-Effective Amendment No. 1”), which was declared effective by the Commission on July 31, 2018 (as such F-4 Registration Statement has been amended, the “Registration Statement”).

At the time that the F-4 Registration Statement was declared effective, the F-4 Registration Statement registered, among other things, 28,250,000 ordinary shares of the Registrant (the “Underlying Shares”) that are issuable upon the exercise of the public warrants of the Registrant (the “Public Warrants”), the offering of which was registered by the F-4 Registration Statement. Pursuant to the Post-Effective Amendment No. 1, the Registrant deregistered 3,748,601 Underlying Shares and accordingly the offering of the remaining 24,501,399 Underlying Shares is ongoing and remains registered pursuant to the Registration Statement. Such 24,501,399 Underlying Shares are the only securities that are registered pursuant to the Registration Statement that have not been sold.

Each Public Warrant is currently exercisable for one Underlying Share at a price of US$11.50 per Underlying Share. The Public Warrants are significantly “out-of-the-money”. On January 13, 2020, the closing price for the ordinary shares of the Registrant on NASDAQ was US$0.57 per ordinary share. As previously disclosed in filings with the Commission, the Registrant is currently experiencing significant liquidity constraints. In view of the costs associated with updating the Registration Statement and maintaining a current prospectus relating thereto, the Registrant has decided to terminate the effectiveness of the Registration Statement and deregister the Underlying Shares.

Accordingly, this Post-Effective Amendment No. 2 is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold pursuant to the Registration Statement, which unsold securities comprise solely 24,501,399 Underlying Shares.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on January 15, 2020.

ESTRE AMBIENTAL, INC.

By:	/s/ Julio Cesar de Sá Volotao
Name: Julio Cesar de Sá Volotao
Title: Interim Chief Executive Officer and General Counsel